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                               Charles E. Rausch
                               5004 Birdie Lane
                             Doylestown, Pa. 18901

Fifth Dimension Inc.                                         4 June 1997
801 New York Ave.
Trenton, NJ 08638-3982
Attn. Mr. Craig E. Ebner - Pres., CEO, Director

Dear Craig:

Confirming our telephone conversation, for personal reasons, I am resigning from the Board of Directors of Fifth Dimension Inc. as of 30 June 1997.

Please take the necessary actions to effect the resignation.

It has been a pleasure working with you and the others. Best wishes for success in the future.


Sincerely --

/s/ Charles E. Rausch

Charles E. Rausch